EXHIBIT 3.5

ARTICLES OF INCORPORATION

OF

ENVIRO-SAFE LABORATORIES, INC.

ARTICLE I - NAME

The name of the corporation shall be: ENVIRO-SAFE LABORATORIES, INC.

ARTICLE II - PURPOSE

This corporation is organized for the following purpose: To engage in the sale and distribution of fertilizer product and to engage in any activity or business permitted under the laws of the United States and the State of Florida.

ARTICLE III - CAPITAL STOCK

The number of shares that this corporation is authorized to have outstanding at any one time is TEN THOUSAND (10,000) shares of ONE DOLLAR ($1.00) par value common stock which shall be designated “Common Shares”.

ARTICLE IV - CORPORATE EXISTENCE

The existence of this corporation shall be perpetual.

ARTICLE V - PRINCIPAL ADDRESS

The initial street address of this corporation in the State of Florida shall be: 17455 S.W. 157 Avenue Miami, Florida 33187.

ARTICLE VI - REGISTERED AGENT

The registered agent and the registered office for this corporation are:

WARREN W. LOVELL, III

17455 S.W. 157 AVENUE

MIAMI, FLORIDA 33187

ARTICLE VII - INITIAL BOARD OF DIRECTORS

This corporation will have two directors initially. The number of directors may be either increased or diminished from time to time but shall never be less than one, by Bylaws adopted by the Stockholders. The name and addresses of the initial directors of this corporation are:

WARREN W. LOVELL, III	150 ARVIDA PARKWAY
MIAMI, FLORIDA 33157

JEFFREY S. LOVELL	13051 MAR STREET
CORAL GABLES, FLORIDA 33156

ARTICLE VIII - INCORPORATORS

The names and address of the persons signing these articles are:

WARREN W. LOVELL, III	150 ARVIDA PARKWAY
MIAMI, FLORIDA 33157

JEFFREY S. LOVELL	13051 MAR STREET
CORAL GABLES, FLORIDA 33156

ARTICLE IX - BYLAWS

The power to adopt, alter, amend or repeal by laws shall be vested in the shareholders.

ARTICLE X - INITIAL ISSUANCE OF STOCK

Shares of capital stock of this corporation shall be issued initially to the following persons and in the amounts set opposite their names:

WARREN W. LOVELL, III	250 Shares
JEFFREY S. LOVELL	250 Shares

Shares held by the initial shareholders listed above may not be resold to any other persons unless such shares are first offered to the remaining initial shareholders or to this corporation. The price and terms at which, and the time within which, such shares may be offered and sold, may be further specified by written agreement among all the shareholders and this corporation.

ARTICLE XI - INDEMNIFICATION

This corporation shall indemnify any officer or director to the full extent provided by law.

ARTICLE XII - AMENDMENT

These Articles of Incorporation may be amended in the manner provided by law.

IN WITNESS WHEREOF, the undersigned subscribers have executed these Articles of Incorporation this 1st day of November, 1993.

/s/ Warren W. Lovell, III
WARREN W. LOVELL, III

/s/ Jeffrey S. Lovell
JEFFREY S. LOVELL